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                                                                  Exhibit 5.1



                               January 9, 1998


Board of Directors
Waterlink, Inc.
4100 Holiday Street N.W.
Suite 201
Canton, OH  44718-2532


Gentlemen:

        We understand that Waterlink, Inc., a Delaware corporation (the "Company"), intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-4 (the "Registration Statement") relating to a proposed public offering of an aggregate of up to 5,000,000 shares (the "Shares") of the Company's common stock, par value $.001 per share, that may be offered or sold from time to time by the Company in connection with the acquisition by the Company, directly or indirectly, of various businesses or assets, or interests therein.

        You have requested our opinion in connection with the Company's filing of the Registration Statement. In this connection, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinion expressed in this letter.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

        We have investigated such questions of law for the purpose of rendering the opinion in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation Law of the State of Delaware and the federal law of the United States of America.

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Board of Directors
Waterlink, Inc.
January 9, 1998
Page 2



        On the basis of and in reliance on the foregoing, we are of the opinion that when (i) the Board of Directors of the Company or, to the extent permitted by Section 141(c) of the General Corporation Law of the State of Delaware, a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the "Board"), or, as legally necessary, the shareholders of the Company, has taken all necessary corporate action to approve the issuance or issuances of and the terms of the offering or offerings of the Shares and related matters; (ii) certificates representing the Shares have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase or similar agreement or agreements approved by the Board or, as legally necessary, the shareholders of the Company; and (iii) payment of the required consideration therefor (not less than the par value of the Shares) has been made and received, the Shares will be legally issued, fully paid and non-assessable.

        The opinion in this letter is rendered only to the Company in connection with the filing of the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement and to being named in the Prospectus under the heading "Legal Matters" as counsel for the Company. The opinion may not be relied upon the Company for any other purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

                                        Very truly yours,



                                        BENESCH, FRIEDLANDER,
                                        COPLAN & ARONOFF LLP